Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders
Aether Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-112759 and 333-104305) on Form S-3 and (No. 333-48026, 333-51656, 333-66676 and 333-107466) of TeleCommunication Systems, Inc. of our report dated March 26, 2004, with respect to the consolidated balance sheets of Enterprise Mobility Solutions (A Division of Aether Systems, Inc.) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive loss, division equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in TeleCommunication Systems Inc.’s Current Report on Form 8-K filed on January 23, 2004, as amended by the Form 8-K/A filed with the Securities and Exchange Commission on March 29, 2004.

/s/ KPMG LLP

McLean, Virginia
March 26, 2004